                                                                    EXHIBIT 4.6

             [CORPORATE INVESTOR COMMUNICATIONS, INC. LETTERHEAD]

                               January 24, 1997



Ms. Terry Lough
Banner Aerospace Inc.
P.O. Box 20260
300 West Service Road
Washington, DC 20041


      RE: 1997 SPECIAL MEETING PROXY SOLICITATION AND INFORMATION AGENT

Dear Terry:

This proposal lists the various procedures and communications strategies that we employ with the distribution of your shareholder materials, solicitation of proxies from banks, brokers, nominees and intermediaries and information agent services in connection with your upcoming special meeting of shareholders.


BROKER/NOMINEE SEARCH AND MATERIAL REQUESTS

Upon furnishing CIC with the meeting date, record date and the anticipated delivery date of your proxy materials, CIC will schedule the mailing of the Broker/Nominee (B/N) search cards within the guidelines dictated by the Securities and Exchange Commission. CIC will prepare and mail a search card to all B/N accounts as well as the major depository participants on our internal file without duplication and will continue this process until all layers of respondent banks, as identified by record holder banks, have been forwarded a search card. All returned search cards will be processed and entered into our system.


RECORD DATE ANALYSIS AND MATERIAL DISTRIBUTION

As of the record date, CIC will require a B/N and top 100 registered holder lists with the share positions and the position listings from all the major depositories. CIC is on-line with Depository Trust Company (CEDE) and is prepared to receive these files via computer transmission. A detailed comparison is performed to ensure that all B/N accounts maintaining a share position have requested proxy materials. If not, they will be contacted or forwarded proxy material based on their share position. Completion of this analysis will enable CIC to ascertain the total quantity of proxy material required. Upon receipt of your annual reports and proxy materials, CIC will assemble, package and make receipted bulk deliveries to all NYC accounts.
These signed receipts are verified and filed as a confirmation of your proxy material delivery. All out-of-town B/Ns are delivered by either first class mail or by air courier, depending on weight.

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COMMUNICATION STRATEGIES WITH INSTITUTIONAL INVESTORS

CIC recommends, in connection with certain proposals, the direct distribution of the notice and proxy statement together with a specially prepared cover letter to institutional investors as identified by our proprietary database. CIC will target those individuals who have authority to make voting decisions or are familiar with the voting procedures at the institution. This courtesy is intended to initiate dialogue between management and your institutional investors in an attempt to influence support for the proposals.

SOLICITATION OF RETAIL INVESTORS AND REGISTERED HOLDERS

Depending upon your shareholder profile or the lack of discretionary broker voting, CIC may also be commissioned to solicit non-objecting beneficial owners
(NOBOs) and registered holders from a designated share position in an effort to maximize the voting response. The majority of retail investors generally do not return proxies because they are accustomed to having the broker vote on their behalf. Historically, both groups of shareholders are supportive of management proposals and therefore this direct solicitation approach will increase affirmative responses and enhance the overall voting return. Our unit fee for contacting NOBOs and registered holders, if requested, will be $3.00 per holder contacted which includes directory assistance and related telephone expenses.
CIC may also recommend a follow-up mailing which will include a reminder letter, proxy card and a business reply envelope. This mailing can be directed to unvoted individual shareholders and to brokers, banks and nominees for circulation to their clients.

RESPONDING TO SHAREHOLDER INQUIRIES

CIC understands how complex and confusing your proposal to issue preferred stock can be for the individual shareholder. To help communicate the benefits of this proposal to such shareholders, CIC recommends the use of our toll-free number.
This toll-free number will be printed in the prospectus and CIC representatives will provide clear and concise information regarding the proposal to shareholders who call. We will work with your company to develop scripted answers to the most commonly asked questions. Our fee to provide this service includes a one time set-up charge of $1,000, plus $3.00 per incoming call.

PROFESSIONAL STAFFING

A team of highly disciplined professionals assigned to your company will have direct on-going involvement in the day-to-day rendering of our service. These professionals possess the business experience, industry contacts and the instincts to develop and execute communication strategies while anticipating any potential opposition to management's agenda. Their reporting procedures are timely, communicative and provide accurate projections to track the progress of the solicitation campaign.

BROKER/NOMINEE SOLICITATION

After a complete analysis of the shareholder profile and the identification of institutional investors and other significant beneficial owners, CIC will develop a specific solicitation strategy and begin actively soliciting proxies from all B/N accounts by mail, telephone and personal contact. CIC is on-line with ADP Proxy Services which provides direct, timely transmission of voting results. All proxies received will be entered into our system, quantified and then forwarded directly to the tabulator. We will monitor unvoted positions on a daily basis and provide you with indications of voting responses in advance of the tabular reflecting them in the vote. A CIC executive will be in constant communication with your company and the tabulating agent to report on the status of the solicitation campaign.

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FEE

Our fee for the B/N solicitation will be $3,000 based on the following proposals; 1) ACQUISITION WITH FAIRCHILD SCANDINAVIAN AND 2) INCREASE AUTHORIZED
COMMON AND ISSUE PREFERRED STOCK. CIC reserves the right to adjust our proposed fee for reasons including a change to the proposals, vote requirement, significant increase in beneficial owners or contested solicitation. CIC will be reimbursed for all reasonable disbursements which may include printing search cards, postage, outbound freight and courier charges, filing reports, bank listings, data transmissions and other expenses approved by your company. Our highly competitive fees are also the most inclusive making our out-of-pocket disbursements below industry standards.

CIC will provide the needed skills and performance to ensure your company has a successful shareholder meeting. If you have any questions concerning this proposal, please do not hesitate to contact our office.


                                        Respectfully submitted,

                                        /s/ EILEEN M. SCULLY

                                        Eileen M. Scully
                                        Assistant Vice President

EMS:cw
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[CORPORATE INVESTOR COMMUNICATIONS, INC. LETTERHEAD]


                                January 24, 1997

Ms. Terry Lough
BANNER AEROSPACE INC.
P.O. Box 20260
300 West Service Road
Washington, DC 20041

                             RE: REVISED CONTRACT AGREEMENT

Dear Terry:

This agreement will confirm that Corporate Investor Communications, Inc. has been retained by your company to act as proxy solicitor in conjunction with the 1997 Special Meeting of Shareholders. CIC will develop an effective communications strategy, perform the broker search, distribution of the proxy materials and solicitation of the voted proxies from all banks, brokers, nominees and intermediaries. CIC will comply with all applicable regulations relating to the solicitation of proxies for your shareholder meeting and agrees to hold all of your shareholder records in the strictest confidence. CIC will also act as information agent, field the volume of telephone calls from the broker/nominee community and from registered shareholders regarding the terms of the proposal and the proper execution of the documents.

Our fee for proxy solicitation services will be $3,000 based on the following proposals; 1) ACQUISITION WITH FAIRCHILD SCANDINAVIAN AND 2) INCREASE AUTHORIZED
COMMON AND ISSUE PREFERRED STOCK. Our unit fee for contacting NOBOs and registered holders, if requested, will be $3.00 per holder contacted which includes directory assistance and related telephone expenses. Our fee to provide information agent service includes a one time set-up charge of $1,000, plus $3.00 per incoming call. CIC reserves the right to adjust our contracted fee for reasons including a change to the proposals, vote requirement, significant increase in beneficial owners or contested solicitation. CIC will be reimbursed for all reasonable disbursements which may include printing search cards, postage, outbound freight and courier charges, filing reports, bank listings, data transmissions and other expenses approved by your company. A retainer of $2,000 is required to cover initial expenses and will be credited to your final service charges.

The company above hereby agrees to indemnify Corporate Investor Communications, Inc.'s officers and employees against any and all losses, claims and expenses incurred by CIC in conjunction with the services provided except to the extent any such loss, claim or expense is the result of the negligence of any CIC officer or employee. Reimbursement will be made to indemnified persons at the time they are incurred. The company shall not be responsible for any losses, claims and expenses incurred by CIC which result from CIC's gross negligence or willful misconduct.

 Please forward an executed agreement to our office and retain the other copy.
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
      BANNER AEROSPACE INC.            CORPORATE INVESTOR COMMUNICATIONS, INC.
-------------------------------------  ----------------------------------------
SIGNED: /s/ TERRI M. LOUGH             SIGNED: /s/ EILEEN M. SCULLY
       ------------------------------         ---------------------------------
NAME:    Terri M. Lough                NAME:   Eileen M. Scully
       ------------------------------         ---------------------------------
TITLE:   Controller                    TITLE:  Assistant Vice President
       ------------------------------         ---------------------------------
DATE:    1/31/97                       DATE:   January 24, 1997
       ------------------------------         ---------------------------------

                  PROXY SOLICITATION - MARKET SURVEILLANCE -
                INFORMATION AGENT - SHAREHOLDER COMMUNICATIONS